Exhibit 4.3

TWIN CITIES POWER HOLDINGS, LLC

16233 Kenyon Ave., Suite 210

Lakeville, Minnesota 55044

PURCHASE CONFIRMATION

[Investor name and address]	STATEMENT DATE: , 20

TRANSACTION INFORMATION

SECURITY DESCRIPTION: Twin Cities Power Holdings, LLC Renewable Unsecured Subordinated Note

TRANSACTION:  PURCHASE

TYPE OF OWNERSHIP:

SSN:

NOTE ID	TERM	PURCHASE DATE	MATURITY DATE	PAYMENT SCHEDULE

PRINCIPAL AMOUNT	INTEREST RATE	INVESTOR FEES	NET AMOUNT

NOTE: These securities are issued in book-entry form only; no physical certificates will be provided.

INTEREST PAYMENT INFORMATION

ACCOUNT NAME:	BANK:
ACCOUNT #:	ROUTING NUMBER:

INTEREST PAYMENT METHOD: ACH (Direct Deposit)

Your interest payments will be automatically deposited directly into the account listed above.  Please verify the account information.  If it is incorrect, please call Investor Services at 888-955-3385.

All interest payments will be made in accordance with the Interest payment schedule shown in the previous section.  If your note pays interest monthly and the monthly interest payment date you selected is within five business days of the Purchase Date, your first interest payment will be made the following month and will include all of the interest earned since the Note Issue Date.  If an interest payment date falls on a Saturday, Sunday, or legal holiday, the payment will be made on the next business day.

PLEASE CALL TWIN CITIES POWER HOLDINGS, LLC INVESTOR SERVICES AT 888-955-3385 IF YOU HAVE ANY QUESTIONS.